Exhibit 99


              Frontier Financial Corporation Announces Outstanding
                       Second Quarter 2006 Earnings up 36%


     EVERETT, Wash.--(BUSINESS WIRE)--July 24, 2006--Frontier Financial Corporation (Nasdaq:FTBK) today announced earnings for the second quarter ended June 30, 2006. Net income for the second quarter 2006 increased 36.0% to $17.4 million, compared with net income of $12.8 million in 2005. This was a result of a pre-tax increase in net interest income in 2006 of $9.5 million. On a diluted per share basis, second quarter net income for 2006 was $.57 per share compared with $.45 in 2005, an increase of 26.7%. Annual return on average assets and return on average equity for the quarter was 2.29% and 19.26%, respectively, compared to 2.11% and 19.05%, respectively, for 2005.
     John J. Dickson, President and CEO of Frontier Financial Corporation, said, "The Puget Sound economy continues to thrive, resulting in outstanding loan and deposit growth. Loans increased by $550.6 million, or 25.0% since second quarter 2005. New loan originations for the second quarter were $477.8 million compared to the second quarter of 2005 of $348.2 million, an increase of $129.6 million, or 37.2%. Deposits since the second quarter 2005 increased $447.2 million, or 22.6%. Since the reorganization in the second quarter of 2003, loans have grown by 65.2%, deposits 44.5%, and net income for 6 months is up 65.7%. Our tax equivalent net interest margin was 5.66% for the second quarter 2006, and was 5.40% for the same period in 2005, an expansion of 26 basis points, primarily due to Federal Reserve Board rate increases."

     Highlights

     For the second quarter 2006:

     -- Second quarter earnings of $17.4 million, up 36.0% from the second quarter 2005 of $12.8 million.

     -- Fully diluted second quarter earnings per share increased 26.7% to $.57 from $.45 a year ago.

     -- Tax equivalent net interest margin up to 5.66% in the second quarter from 5.40% in the second quarter of 2005.

     -- Efficiency ratio continues as one of the industry's best at 37% for the second quarter down from 40% for the second quarter 2005.

     -- Return on average equity of 19.26% for the second quarter, up from 19.05% for second quarter 2005.

     -- Return on average assets of 2.29% for the second quarter, compared to 2.11% for second quarter 2005.

     For the first six months ended June 30, 2006:

     -- Year-to-date earnings of $32.8 million, up 38.5% from $23.7 million for the same period 2005.

     -- Fully diluted year-to-date earnings per share increased 31.3% to $1.09 from $.83 a year ago.

     -- Year-to-date tax equivalent net interest margin up to 5.63% from 5.28% a year ago.

     -- Efficiency ratio continues as of the industry's best at 39% for year-to-date 2006 and 42% for year-to-date 2005.

     -- Year-to-date return on average equity of 18.87% up from 17.94% for the same time period 2005.

     -- Year-to-date return on average assets of 2.23%, compared to 2.01% a year ago.

     Asset Quality

     As of June 30, 2006, nonperforming assets were .44% of total assets compared to .27% a year ago, and up from .17% at March 31, 2006. Nonaccruing loans increased to $13.6 million at June 30, 2006, up from $6.8 million at June 30, 2005. The ratio of loans past due over 30 days was .57% of total loans at June 30, 2006, up slightly from previous quarter end. The increase in nonperforming assets and the delinquency ratio is centered in two loans totaling $11.6 million. Excluding these two nonperforming loans, the delinquency ratio would be .02% of total loans. "Despite the increase in ratios, the quality of the loan portfolio remains very strong," said Lyle E. Ryan, President of Frontier Bank.
     During the second quarter of 2006, the Corporation provided $1.0 million for loan losses as compared to $1.1 million for the second quarter of 2005. The total allowance for loan losses stood at $39.4 million, or 1.43% of total loans outstanding compared to $32.1 million, or 1.46% of total loans outstanding for the same time period last year. The allowance for loan losses including the reclassified allocation for undisbursed loans of $3.4 million, would amount to a total allowance of $42.8 million, or 1.55% of total loans outstanding as of June 30, 2006. For the quarters ended June 30, 2006 and 2005, net loan charge offs amounted to $290 thousand and a net recovery of $367 thousand, respectively.

     Second Quarter 2006 Operating Results

     Operating Results

     Net interest income for the second quarter of 2006 was $40.2 million, an increase of $9.5 million, or 32.1%, compared to $30.7 million for the prior year second quarter.
     Frontier's tax equivalent net interest margin increased to 5.66% for the second quarter 2006, compared to 5.40% for the second quarter 2005, and increased from 5.61% at the quarter ended March 31, 2006. The yield on earning assets increased 104 basis points to 8.65% in the second quarter 2006 from 7.61% in the second quarter 2005, and increased 25 bps from 8.40% in the quarter ended March 31, 2006. The cost of funds increased 99 basis points to 3.76% in the second quarter 2006 from 2.77% in the second quarter 2005, and increased 32 bps from 3.44% in the quarter ended March 31, 2006. Approximately 50.4% of the Corporation's loans are variable rate (immediately repriceable) and 15.5% are adjustable rate, which reprice within three months to five years, depending on the index.
     Total noninterest income for the second quarter decreased $36 thousand, down 1.0% to $3.4 million from $3.5 million, in 2005. Service charges decreased $33 thousand, or 3.0% to $1.1 million. The lack of service charge growth on deposit accounts is due to customers' preference to maintain larger balances and increasing earnings credit rates. Other noninterest income for the second quarter decreased $91 thousand, down 4.7% to $1.8 million from $1.9 million in 2005.
     Total noninterest expense increased $2.4 million to $16.3 million, for the quarter ending June 30, 2006, up 17.5%, compared with the same period last year. Salaries and benefits increased $1.3 million or 15.1%. Of the 15.1% increase, approximately 7.6% related to staff additions, 1.2% related to salary and incentive increase and 6.3% relate to increased benefit expenses. Other noninterest expense increased $568 thousand or 19.4%. This increase was primarily driven by upgrades in network infrastructure and facilities.

     Balance Sheet and Capital Management

     At June 30, 2006, Frontier's total assets were $3.10 billion, and deposits totaled $2.42 billion, an increase of 23.5% and 22.6%, respectively, compared to the prior year. Net loans of $2.71 billion and investments of $113.6 million reflected an increase of 25.0% and a decrease of 23.1%, respectively.
     Shareowners equity of the Corporation was $368.1 million at June 30, 2006, up from $273.6 million a year ago, an increase of 34.6%. Weighted average year-to-date diluted shares totaled 30,088,698 for 2006 versus 28,390,090 for 2005.
     Dickson stated, "The previously announced third quarter 2006 cash dividend of $.18 per share, an increase of 12.5% over the third quarter 2005, representing the 27th consecutive quarter of increased cash dividends, will be paid to shareowners on Monday, July 24, 2006." Frontier began paying cash dividends to shareowners in 1999.

     Branch Additions and Merger

     On January 31, 2006, Frontier closed the merger of NorthStar Financial Corporation. The year-over-year growth comparison includes the NorthStar impact.
     Subsequent to quarter-end, Frontier entered into a lease for our 45th office to be located in Bellevue, Washington. Our team of bankers is currently located in our Kirkland Office and we expect to open the Bellevue Office in the fourth quarter of this year.
     Certain amounts in prior years' financial statements have been reclassified to conform to the 2006 presentation. These classifications have not had an effect on previously reported income or equity.
     Frontier Financial Corporation is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

     CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2005 Form 10-K.


                 FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

(In thousands, except shares)
------------------------------
                                  June 30,    December 31,   June 30,
                                    2006         2005         2005
                                 -----------  -----------  -----------
ASSETS

Cash & due from banks           $   104,532  $    85,631  $    88,881
Federal funds sold                   35,627          733       17,559
Securities:
  Available for sale-fair value     109,108      104,904      140,318
  Held to maturity-amortized cost     4,493        5,713        7,419
                                 -----------  -----------  -----------
             Total securities       113,601      110,617      147,737

Loans receivable:
 Held for sale, fair value            5,623        5,711        3,820
 Held for portfolio, net of
  unearned income                 2,748,409    2,383,513    2,199,602
 Less allowance for loan losses     (39,407)     (33,805)     (32,137)
                                 -----------  -----------  -----------
             Net loans            2,714,625    2,355,419    2,171,285
Premises & equipment, net            28,726       29,769       28,889
Intangible assets                    40,611        6,476        6,476
Federal Home Loan Bank stock         15,030       14,154       14,154
Bank owned life insurance            21,746       18,136       17,763
Other assets                         25,002       19,340       16,337
                                 -----------  -----------  -----------
  TOTAL ASSETS                  $ 3,099,500  $ 2,640,275  $ 2,509,081
                                 ===========  ===========  ===========

LIABILITIES
Deposits:
 Noninterest bearing            $   395,893  $   395,852  $   343,316
 Interest bearing                 2,027,447    1,665,528    1,632,874
                                 -----------  -----------  -----------
  Total deposits                  2,423,340    2,061,380    1,976,190
Federal funds purchased and
 securities sold under
 repurchase agreements               13,119       20,813       14,118
Federal Home Loan Bank
 advances                           264,053      240,000      230,079
Junior subordinated debt              5,156            -            -
Other liabilities                    25,686       21,985       15,142
                                 -----------  -----------  -----------
  TOTAL LIABILITIES               2,731,354    2,344,178    2,235,529
                                 -----------  -----------  -----------

SHAREOWNERS' EQUITY

Common stock, no par value;
 100,000,000 shares authorized      181,187      131,695      128,241
Retained earnings                   182,135      159,978      141,424
Accumulated other comprehensive
 income, net of tax effect            4,824        4,424        3,887
                                 -----------  -----------  -----------
  TOTAL SHAREOWNERS' EQUITY         368,146      296,097      273,552
                                 -----------  -----------  -----------

TOTAL LIABILITIES AND
 SHAREOWNERS' EQUITY            $ 3,099,500  $ 2,640,275  $ 2,509,081
                                 ===========  ===========  ===========

Shares outstanding at end of
 period                          30,163,046   28,438,150   28,289,906

Book value                            12.21        10.41  $      9.67
Tangible book value                   10.86        10.18         9.44


                 FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                                   (Unaudited)

(In thousands,
 except for per
 share amounts)       Three Months Ended         Six Months Ended
---------------     ------------------------ -------------------------
                     June 30,     June 30,     June 30,     June 30,
                       2006         2005         2006         2005
                    -----------  -----------  -----------  -----------
INTEREST INCOME
 Interest and fees
  on loans         $    59,857  $    41,957  $   113,977  $    78,911
 Interest on
  investments            1,489        1,247        2,589        2,643
                    -----------  -----------  -----------  -----------
  Total interest
   income               61,346       43,204      116,566       81,554
                    -----------  -----------  -----------  -----------
INTEREST EXPENSE
 Interest on
  deposits              17,974        9,742       32,556       17,827
 Interest on
  borrowed funds         3,192        2,755        6,526        5,194
                    -----------  -----------  -----------  -----------
  Total interest
   expense              21,166       12,497       39,082       23,021
                    -----------  -----------  -----------  -----------

Net interest income     40,180       30,707       77,484       58,533
                    -----------  -----------  -----------  -----------

PROVISION FOR LOAN
 LOSSES                 (1,000)      (1,050)      (3,500)      (1,900)
                    -----------  -----------  -----------  -----------

Net interest income
 after provision for
 loan losses            39,180       29,657       73,984       56,633
                    -----------  -----------  -----------  -----------

NONINTEREST INCOME
 Provision for loss
  on equity
  investment                 -          (56)           -         (208)
 Gain on sale of
  secondary mortgage
  loans                    374          339          669          556
 Service charges on
  deposit accounts       1,069        1,102        2,126        2,237
 Gain on sale of
  premise and
  equipment                152          155        2,224          155
 Other noninterest
  income                 1,843        1,934        3,735        3,876
                    -----------  -----------  -----------  -----------
  Total noninterest
   income                3,438        3,474        8,754        6,616
                    -----------  -----------  -----------  -----------

NONINTEREST EXPENSE
 Salaries and
  employee benefits      9,920        8,618       20,567       17,239
 Occupancy expense       2,341        1,819        4,491        3,640
 State business
  taxes                    519          490        1,174          946
 Other noninterest
  expense                3,489        2,921        6,805        5,696
                    -----------  -----------  -----------  -----------
  Total noninterest
   expense              16,269       13,848       33,037       27,521
                    -----------  -----------  -----------  -----------

INCOME BEFORE
 INCOME TAX             26,349       19,283       49,701       35,728

PROVISION FOR
 INCOME TAX             (8,944)      (6,485)     (16,868)     (12,023)
                    -----------  -----------  -----------  -----------

  NET INCOME       $    17,405  $    12,798  $    32,833  $    23,705
                    ===========  ===========  ===========  ===========
Weighted average
 number of shares
 outstanding for
 the period         30,134,873   28,276,831   29,807,763   28,241,365
Basic earnings per
 share             $      0.58  $      0.45  $      1.10  $      0.84
                    ===========  ===========  ===========  ===========
Weighted average
 number of diluted
 shares outstanding
 for period         30,382,389   28,416,730   30,088,698   28,390,090
Diluted earnings
 per share         $      0.57  $      0.45  $      1.09  $      0.83
                    ===========  ===========  ===========  ===========

Efficiency ratio            37%          40%          39%          42%
Return on average
 assets                   2.29%        2.11%        2.23%        2.01%
Return on average
 equity                  19.26%       19.05%       18.87%       17.94%
Net interest margin       5.62%        5.37%        5.60%        5.24%
TE Effect                 0.04%        0.03%        0.03%        0.04%
                    -----------  -----------  -----------  -----------
(a)TE Net interest
    margin                5.66%        5.40%        5.63%        5.28%
                    ===========  ===========  ===========  ===========

(a) Tax equivalent is a nonGAAP performance measurement used by management in operating the business. Management believes this provides investors with a more accurate picture of the net interest margin for comparative purposes.


     CONTACT: Frontier Financial Corporation
              John J. Dickson, 425-514-0700
              or
              Frontier Bank
              Lyle E. Ryan, 425-514-0700